UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): April 19, 1999



                               -------------------



                             AMERICAN STANDARD INC.
             (Exact name of registrant as specified in its charter)



     Delaware                              1-470                    25-0900465
(State or other jurisdiction of      (Commission File No.)     (I.R.S. Employer
 incorporation or organization)                              Identification No.)



         One Centennial Avenue, P.O. Box 6820, Piscataway, NJ 08855-6820
               (Address of principal executive offices) (Zip Code)

        Registrant's Telephone Number, including area code: (732)980-6000

ITEM 5. OTHER EVENTS

(a)  First Quarter 1999 Earnings.

                  On April 19, 1999, American Standard Inc. (the "Company") announced first quarter 1999 net income of $47 million compared to $36 million in the first quarter of 1998, an increase of 31%.

         Total sales for the first quarter of 1999 were $1.7 billion, up 12% from the prior year period with little overall effect from foreign exchange.

         Air Conditioning Product's sales increased 12% to $942 million. Worldwide Applied Systems sales increased 16% due to strong performance in the U.S. commercial equipment business and sales and service operations partly offset by a small decline in the international applied business, primarily in Asia. Worldwide Unitary Systems sales increased 8% with strength in both U.S. residential and commercial operations.

         Plumbing Product's sales increased 16% to $415 million, including $54 million from the Armitage Shanks and Dolomite businesses acquired on February 2, 1999, partly offset by a $16 million reduction of sales related to the divestiture of Porcher distribution in the fourth quarter of 1998. Sales in the Americas increased 11% due to strong growth in the U.S.

         Automotive Product's sales increased 7% to $292 million, driven by continued high levels of European commercial vehicle production, higher product content per vehicle from new products introduced in 1998 and increased export sales. This increase was partly offset by a sharp decline in Brazilian sales. Sales of anti-lock braking systems ("ABS") by the Company's U.S. braking systems joint venture rose 34%, reflecting the continued phase-in of regulations requiring ABS on all new commercial vehicles, which increased equity income.

         Medical System's sales were $26 million in the quarter, the same as last year, reflecting increased sales of new diagnostic products offset by the expected declines in sales of older radioimmunoassay products.

         Total segment income in the first quarter of 1999 was $145 million, an increase of 12% from $130 million in 1998 quarter, with little effect from foreign exchange.

         Air Conditioning Product's segment income increased $3 million to $76 million. Worldwide Applied Systems benefited from improved volume in the U.S., which was offset by weakness in international markets. Worldwide Unitary Systems posted strong growth in the U.S. from both volume and margin improvement despite the effect of a three-week strike at the Company's Clarksville commercial facility. International unitary results declined due to weakness in Latin America and Middle East markets.

         Plumbing Product's segment income increased $15 million to $34 million, mainly due to significant improvement from the Company's European restructuring, the Armitage Shanks-Dolomite acquisition and strong volume increases in the Americas.

         Automotive Product's segment income decreased $3 million to $39 million compared to the prior year period due mainly to the weak Brazilian economy and increased product development spending in Europe.

         Medical System's segment loss of $4 million was at the same level as the first quarter of 1998. Development costs of new diagnostic products has continued at a high level while progress is being made to obtain U.S. and European regulatory approvals of new diagnostic products and tests.

         Equity in net income of unconsolidated joint ventures increased from $6 to $8 million, reflecting the continued strong growth of Automotive Products' U.S. braking systems joint venture.

         Interest expense of $46 million was $5 million lower than in the prior year period, due to lower average interest rates achieved through debt refinancing during 1998 which more than offset the effect of increased debt arising principally from the Armitage Shanks-Dolomite acquisition.

         Corporate and other expense of $27 million was $3 million higher than in the prior year period, mainly due to increased minority interest in net income of subsidiaries and corporate spending.

         Income taxes reflect an effective rate of 41.5% compared to 40.5% for the 1998 period.




                             AMERICAN STANDARD INC.
                    UNAUDITED SUMMARY STATEMENT OF OPERATIONS
                                  (In millions)

                                                      Three Months Ended
                                                            March 31,
                                                            --------
                                                        1999           1998
Sales:                                                  ----           ----
   Air Conditioning Products                           $ 942          $ 838
   Plumbing Products                                     415            358
   Automotive Products                                   292            272
   Medical Systems                                        26             25
                                                        ----           ----
      Total sales                                     $1,675         $1,493
                                                      ======         ======

Segment income (loss):
   Air Conditioning Products                            $ 76           $ 73 (a)
   Plumbing Products                                      34             19
   Automotive Products                                    39             42
   Medical Systems                                        (4)            (4)
                                                        ----           ----
      Total segment income                               145            130

Equity in net income of unconsolidated joint ventures      8              6
                                                        ----           ----
                                                         153            136
Interest expense                                         (46)           (51)
Corporate and other expenses                             (27)           (24)(a)
                                                        ----           ----
Income before income taxes                                80             61
Income taxes                                             (33)           (25)
                                                        ----           ----
Net income                                              $ 47           $ 36
                                                        ====           ====

               (a)  Financing  fees  of $5  million  paid  in  1998  by  Air
      Conditioning Products were reclassified to Corporate expenses upon adoption of the new segment reporting standard as of December 31, 1998.

         Information Concerning Forward-Looking Statements. Certain of the statements contained in this report (other than the historical financial data and other statements of historical fact), including, without limitation, statements as to management's expectations and belief are forward-looking statements. Forward-looking statements are made based upon management's expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. Many important factors could cause actual results to differ materially from management's expectations, including the level of new construction activity in the Company's Air Conditioning Products' and Plumbing Products' markets; the timing of completion and success in the start-up of new production facilities; changes in U. S. or international economic conditions, such as inflation or interest rate fluctuations or recessions in the Company's markets; pricing changes to the Company's products or those of its competitors, and other competitive pressures on pricing and sales; integration of acquired businesses; risks generally relating to the Company's international operations, including governmental, regulatory or political changes; and transactions or other events affecting the need for, timing and extent of the Company's capital expenditures.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         By ____/s/ G. Ronald Simon_____________
                                              Name: G. Ronald Simon
                                            Title: Vice President and Controller



DATE:  April 30, 1999